Exhibit 99.1

Horizon Technology Finance Announces
Third Quarter 2017 Financial Results

Net Investment Income of $0.33 Per Share Exceeds Distributions for the Quarter

Annualized Portfolio Yield of 16.5%

FARMINGTON, Conn., October 31, 2017 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Earned net investment income of $3.8 million, or $0.33 per share, for the quarter
•	Net asset value equaled $136.0 million, or $11.81 per share, at quarter end
•	Funded $18.3 million in loans to five companies
•	Achieved an annualized portfolio yield on debt investments of 16.5% for the quarter
•	Ended the quarter with an investment portfolio of $176.7 million
•	Experienced liquidity events from three portfolio companies
•	Total liquidity as of September 30, 2017 was $87.6 million
•	Floating rate loans comprised 99% of the outstanding principal of the loan portfolio at quarter end
•	At quarter end, held a portfolio of warrant and equity positions in 78 portfolio companies
•	Asset coverage for borrowed amounts of 308% as of September 30, 2017
•	Declared distributions of $0.10 per share payable in each of January, February and March 2018, increasing cumulative declared distributions to $10.22 per share since going public in 2010

“Horizon benefited from the strong earnings power of its venture debt portfolio by realizing income from liquidity events resulting in earnings of $0.33 per share, which exceeded Horizon’s distributions for the quarter,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Portfolio turnover in the venture lending business provides an excellent opportunity to produce accelerated income from fees and end-of-term payments, as well as additional income from prepayment fees, while providing further opportunity for upside from warrants and equity interests in portfolio companies.”

Mr. Pomeroy continued, “The challenge in the venture lending business is to maintain a strong pipeline and new originations to keep pace with early repayments. Horizon was able to maintain its portfolio size during the quarter as we increased our backlog of committed and approved transactions to $54 million. Looking ahead, we are focused on converting our pipeline into new loans and growing our portfolio, improving our credit quality and continuing to earn net investment income that rewards our shareholders.”

Operating Results

Total investment income was $6.8 million for the three months ended September 30, 2017, as compared to $7.6 million for the three months ended September 30, 2016. The year-over-year decrease in total investment income is primarily due to lower interest income on investments resulting from the smaller average size of the loan portfolio. For the nine months ended September 30, 2017 and 2016, total investment income was $19.6 million and $26.0 million, respectively.

The Company’s dollar-weighted annualized portfolio yield on average loans for the three months ended September 30, 2017 and 2016 was 16.5% and 14.2%, respectively. Horizon's dollar-weighted average annualized portfolio yield on average loans for the nine months ended September 30, 2017 and 2016 was 15.5% and 15.1%, respectively.

The Company calculates the yield on dollar-weighted average debt investments for any period measured as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield represents the portfolio yield and will be higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the three months ended September 30, 2017 were $3.0 million, as compared to $3.3 million for the three months ended September 30, 2016. Interest expense decreased year-over-year primarily due to a decrease in average borrowings. Base management fee decreased year-over-year primarily due to a decrease in the average size of the investment portfolio. For the three months ended September 30, 2017, incentive fee expense was $0.3 million. There was no incentive fee expense for the three months ended September 30, 2016. The incentive fee on pre-incentive fee net investment income was subject to the incentive fee cap and deferral mechanism under the Investment Management Agreement which resulted in $0.6 million and $0.9 million, respectively, of reduced expense and additional net investment income for the three months ended September 30, 2017 and 2016. Total expenses for the nine months ended September 30, 2017 decreased to $9.7 million, as compared to $12.9 million for the nine months ended September 30, 2016.

Net investment income for the three months ended September 30, 2017 was $3.8 million, or $0.33 per share, as compared to $4.4 million, or $0.38 per share, for the three months ended September 30, 2016. For the nine months ended September 30, 2017 and 2016, net investment income was $9.9 million, or $0.86 per share, and $13.3 million, or $1.15 per share, respectively.

For the three months ended September 30, 2017, the net realized loss on investments was $0.4 million, or $0.04 per share, as compared to net realized gain on investments of less than $0.01 million for the three months ended September 30, 2016. For the nine months ended September 30, 2017 and 2016, the net realized loss on investments was $11.1 million, or $0.96 per share, and $2.9 million, or $0.25 per share, respectively.

For the three months ended September 30, 2017, the net unrealized depreciation on investments was $0.7 million, or $0.06 per share, as compared to net unrealized depreciation on investments of $10.0 million, or $0.87 per share, for the three months ended September 30, 2016. For the nine months ended September 30, 2017, net unrealized appreciation on investments totaled $8.3 million, or $0.72 per share, as compared to net unrealized depreciation on investments of $14.8 million, or $1.27 per share, for the nine months ended September 30, 2016.

Portfolio Summary and Investment Activity

As of September 30, 2017, the Company’s debt portfolio consisted of 36 secured loans with an aggregate fair value of $161.3 million. In addition, the Company’s total warrant, equity and other investments in 81 portfolio companies had an aggregate fair value of $15.4 million as of September 30, 2017. Total portfolio investment activity as of and for the three and nine months ended September 30, 2017 and 2016 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Beginning portfolio	$179,084	$233,266	$194,003	$250,267
New debt investments	18,321	13,536	66,311	45,223
Principal payments received on investments	(7,202)	(11,839)	(27,536)	(35,625)
Early pay-offs	(12,600)	(16,961)	(52,117)	(33,690)
Accretion of debt investment fees	459	382	1,397	1,123
New debt investment fees	(270)	(195)	(960)	(714)
New equity	—	11	—	67
Proceeds from sale of investments	—	(5)	(1,572)	(939)
Net realized (loss) gain on investments	(429)	5	(11,098)	(2,783)
Net unrealized (depreciation) appreciation on investments	(659)	(10,023)	8,276	(14,752)
Ending portfolio	$176,704	$208,177	$176,704	$208,177

Net Asset Value

At September 30, 2017, the Company’s net assets were $136.0 million, or $11.81 per share, as compared to $143.7 million, or $12.44 per share, as of September 30, 2016, and $139.2 million, or $12.09 per share, as of December 31, 2016.

For the three months ended September 30, 2017, the net increase in net assets resulting from operations was $2.7 million, or $0.24 per share, compared to a net decrease in net assets of $5.6 million, or $0.49 per share, for the three months ended September 30, 2016.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2017 and December 31, 2016:

($ in thousands)	September 30, 2017			December 31, 2016
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	6	$18,434	11.4%	6	$29,721	16.0%
3	24	129,308	80.2	28	131,605	70.6
2	3	7,450	4.6	6	13,360	7.2
1	3	6,100	3.8	4	11,500	6.2
Total	36	$161,292	100.0%	44	$186,186	100.0%

As of September 30, 2017 and December 31, 2016, Horizon’s loan portfolio had a weighted average credit rating of 3.0, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of September 30, 2017, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $16.1 million and an aggregate fair value of $6.1 million. As of December 31, 2016, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $26.2 million and an aggregate fair value of $11.5 million.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the quarter ended September 30, 2017. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, Strongbridge Biopharma plc (“Strongbridge”) prepaid the outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Strongbridge.

In July, Skyword Inc. (“Skyword”) prepaid the outstanding principal balance of $3.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Skyword.

In September, Sys-Tech Solutions, Inc. (“Sys-Tech”) prepaid the outstanding principal balance of $1.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Sys-Tech.

Liquidity and Capital Resources

As of September 30, 2017, the Company had $87.6 million in available liquidity, including $22.3 million in cash and $65.3 million in funds available under existing credit facility commitments.

At September 30, 2017, there was no outstanding principal balance under the $95.0 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the facility.

On September 29, 2017, Horizon completed an underwritten public offering of an aggregate principal amount of $32.5 million of 6.25% notes due 2022. The notes will mature on September 15, 2022, and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after September 15, 2019. The notes bear interest at a rate of 6.25% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2017. On October 11, 2017, in connection with the public offering, the underwriters exercised their option to purchase an additional $4.9 million in aggregate principal amount of notes to cover over-allotments, increasing the total size of the offering to $37.4 million. The Company used the net proceeds of this public offering to repay the $33.0 million of 7.375% notes due in 2019.

As of September 30, 2017, the Company’s debt to equity leverage ratio was 48%, and the asset coverage ratio for borrowed amounts was 308%.

Stock Repurchase Program

On April 27, 2017, the Company’s board of directors extended the Company's previously authorized stock repurchase program until the earlier of June 30, 2018 or the repurchase of $5.0 million of the Company's common stock. During the three months ended September 30, 2017, the Company repurchased 5,923 shares of its common stock at an average price of $9.97 on the open market at a total cost of $0.1 million. From the inception of the stock repurchase program through September 30, 2017, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Fourth Quarter 2017

On October 27, 2017, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of January, February and March 2018. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
December 19, 2017	December 20, 2017	January 17, 2018	$0.10
January 19, 2018	January 22, 2018	February 15, 2018	$0.10
February 20, 2018	February 21, 2018	March 15, 2018	$0.10
		Total:	$0.30

After paying distributions of $0.30 and earning $0.33 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2017 was $0.11 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 1, 2017 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 96455441.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through November 3, 2017. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 96455441. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30, 2017	December 31, 2016

Assets
Non-affiliate investments at fair value (cost of $184,124 and $211,627, respectively)	$173,211	$194,003
Affiliate investments at fair value (cost of $3,767)	3,493	—
Total investments at fair value (cost of $187,891 and $211,627, respectively)	176,704	194,003
Cash	22,326	37,135
Interest receivable	4,366	6,036
Other assets	1,413	2,078
Total assets	$204,809	$239,252

Liabilities
Borrowings	$64,101	$95,597
Distributions payable	3,455	3,453
Base management fee payable	304	337
Incentive fee payable	258	—
Other accrued expenses	695	673
Total liabilities	68,813	100,060

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,684,244 and 11,671,966 shares issued and 11,516,779 and 11,510,424 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	12	12
Paid-in capital in excess of par	179,626	179,551
Distributions in excess of net investment income	(846)	(397)
Net unrealized depreciation on investments	(11,187)	(19,463)
Net realized loss on investments	(31,609)	(20,511)
Total net assets	135,996	139,192
Total liabilities and net assets	$204,809	$239,252
Net asset value per common share	$11.81	$12.09

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Investment income
Interest income on non-affiliate investments	$6,164	$6,819	$17,861	$24,610
Interest income on affiliate investments	81	—	81	—
Total interest income on investments	6,245	6,819	17,942	24,610
Fee income
Prepayment fee income on non-affiliate investments	399	355	1,187	618
Fee income on non-affiliate investments	130	434	485	769
Total investment income	6,774	7,608	19,614	25,997
Expenses
Interest expense	1,140	1,420	3,540	4,466
Base management fee	921	1,135	2,783	3,666
Performance based incentive fee	258	—	1,094	2,126
Administrative fee	194	197	575	753
Professional fees	275	315	1,105	1,159
General and administrative	189	218	600	681
Total expenses	2,977	3,285	9,697	12,851
Net investment income before excise tax	3,797	4,323	9,917	13,146
Credit for excise tax	—	(52)	—	(138)
Net investment income	3,797	4,375	9,917	13,284
Net realized and unrealized loss on investments
Net realized (loss) gain on non-affiliate investments	(429)	5	(11,098)	(2,857)
Net realized (loss) gain on investments	(429)	5	(11,098)	(2,857)
Net unrealized (depreciation) appreciation on non-affiliate investments	(640)	(10,023)	8,295	(14,752)
Net unrealized depreciation on affiliate investments	(19)	—	(19)	—
Net unrealized (depreciation) appreciation on investments	(959)	(10,023)	8,276	(14,752)
Net realized and unrealized loss on investments	(1,088)	(10,018)	(2,822)	(17,609)
Net increase (decrease) in net assets resulting from operations	$2,709	$(5,643)	$7,095	$(4,325)
Net investment income per common share	$0.33	$0.38	$0.86	$1.15
Net increase (decrease) in net assets per common share	$0.24	$(0.49)	$0.62	$(0.37)
Distributions declared per share	$0.30	$0.345	$0.90	$1.035
Weighted average shares outstanding	11,518,552	11,549,508	11,516,246	11,543,995